EXHIBIT 99.4

MARATHON ACQUISITION CORP.

Consent Solicitation relating to Warrants for

Common Stock of

MARATHON ACQUISITION CORP.

July 9, 2008

To Our Clients:

We enclose for your consideration the Joint Proxy Statement/Prospectus, dated July 9, 2008 (the “Statement”), and Consent Letter (the “Consent Letter”) concerning the consent solicitation (the “Consent Solicitation”) by Marathon Acquisition Corp., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), of consents (the “Consents”) to the proposed amendments (the “Proposed Warrant Amendment”) to the Warrant Agreement, dated as of August 30, 2006, as amended by the First Supplemental Warrant Agreement, dated March 18, 2008, and the Second Supplemental Warrant Agreement, dated March 24, 2008 (the “Warrant Agreement”), between the Company and Mellon Investor Services LLC, as successor to The Bank of New York, as warrant agent (the “Warrant Agent”), governing the Company’s warrants (including warrants contained in the Company’s units) (the “Warrants”). For a description of the Proposed Warrant Amendment, see the discussion in the Statement under the heading “Purpose and Description of the Proposed Amendment to the Warrant.”

The purpose of the Consent Solicitation and the Proposed Warrant Amendment is to modify certain provisions in the Warrant Agreement in connection with the consummation of the transactions under that Agreement and Plan of Merger, dated as of March 21, 2008 (the “Merger Agreement”), by and among the Company, GSL Holdings, Inc. (“GSL Holdings”), Global Ship Lease, Inc. (“Global Ship Lease”) and CMA CGM S.A., as amended. Pursuant to the Merger Agreement, the Company will merge with and into GSL Holdings, the Company’s newly-formed, wholly owned Marshall Islands subsidiary, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers collectively, the “Merger”). The Proposed Warrant Amendment would amend the terms of the Warrant Agreement to clarify that the “business combination” contemplated by the Warrant Agreement includes the Merger and the transactions to be consummated pursuant to the Merger Agreement (1) by amending the definition of “business combination” in the third paragraph of Section 2.02 of the Warrant Agreement to include (A) the merger of the Company with and into another entity and (B) a merger of the Company into or with a non-U.S. entity and the subsequent business combination with another entity and (2) by making a conforming change to the merger provision in Section 6.02 of the Warrant Agreement to include a merger of the Company into or with a non-U.S. entity. The Company strongly believes that the Proposed Warrant Amendment is in the best interest of its investors, including the Holders of the Warrants.

The Consent Solicitation is being made to each person, other than the Company, shown on the records of the register for the Warrants as a holder at 5:00 p.m., New York City time, on July 7, 2008 (such date and time, the “Record Date”), and their duly appointed proxies. As of the Record Date, other than Warrants held directly by the owners thereof, all of the Warrants are held of record by The Depository Trust Company (“DTC”) or its nominee on behalf of participants in DTC (“DTC Participants”). DTC is expected to grant an omnibus proxy authorizing each DTC Participant to deliver Consents (such DTC Participants and their successors and transferees are referred to herein as “Holders”).

Upon receipt of the Consent of Holders of at least a majority of the currently issued and outstanding Warrants, the Company intends to enter into the Third Supplemental Warrant Agreement with the Warrant Agent, which will amend the Warrant Agreement to give effect to the Proposed Warrant Amendment.

We were a Holder of the Warrants for your account as of the Record Date. A Consent to the Proposed Warrant Amendment with respect to such Warrants can be given only by us as Holder as of the Record Date, and only if you so instruct us. We request that, as the beneficial owner of Warrants as of the Record Date, you execute and deliver to us the letter of instruction included in this letter, indicating whether you wish us to execute and deliver a Consent to the Proposed Warrant Amendment with respect to the Warrants which we held for your account as of the Record Date.

The Consent Letter is furnished to you for your information only and cannot be used by you to give a Consent to the Proposed Warrant Amendment.

If you wish us to submit a Consent for any portion or all of the Warrants which we held for your account as of the Record Date, please so instruct us by completing, executing and returning to us the letter of instruction set forth on the last page of this letter. Unless otherwise specified in the letter of instruction, if you authorize us to consent, we will consent with respect to all of the Warrants that we held for your account as of the Record Date.

YOUR PROMPT ATTENTION IS REQUIRED. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN SUFFICIENT TIME TO PERMIT US TO SUBMIT A CONSENT LETTER WITH RESPECT TO YOUR WARRANTS PRIOR TO THE EXPIRATION OF THE CONSENT SOLICITATION. THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 1, 2008 (THE “EXPIRATION TIME”) UNLESS EXTENDED, IN WHICH EVENT THE TERM “EXPIRATION TIME” MEANS THE LATEST TIME AND DATE TO WHICH THE CONSENT SOLICITATION IS SO EXTENDED.

If you need assistance in filling out or delivering Consents, please contact the Secretary of the Company (telephone no. (212) 993-1670). If you require additional copies of the enclosed documents, please contact the Solicitation and Information Agent for the Consent Solicitation at its telephone number and address set forth in the Statement.

LETTER OF INSTRUCTION WITH RESPECT TO DELIVERY OF CONSENTS

(TO BE USED IF YOU WISH US TO GIVE A CONSENT ON YOUR BEHALF)

The undersigned acknowledges receipt of the Joint Proxy Statement/Prospectus dated July 9, 2008 (the “Statement”) in connection with Consent Solicitation (the “Consent Solicitation”) by Marathon Acquisition Corp. (the “Company”) of consents (the “Consents”) to the proposed amendment (the “Proposed Warrant Amendment”) to the Warrant Agreement, dated as of August 30, 2006, as amended by the First Supplemental Warrant Agreement, dated March 18, 2008, and the Second Supplemental Warrant Agreement, dated March 24, 2008 (the “Warrant Agreement”), between the Company and between the Company and Mellon Investor Services LLC, as successor to The Bank of New York, as warrant agent (the “Warrant Agent”), governing the Company’s warrants (the “Warrants”). The Proposed Warrant Amendment is summarized and explained in the Statement under the heading “Purpose and Description of the Proposed Amendment to the Warrant.”

INSTRUCTION TO DELIVER CONSENT

The undersigned beneficial owner of Warrants as of the Record Date (as defined in the Statement) hereby instructs the Holder (as defined in the Statement) of such Warrants as of the Record Date to deliver a Consent to the Proposed Warrant Amendment with respect to the number of Warrants indicated below (or if no number of Warrants is indicated below, all of the Warrants which such Holder held for the account of the undersigned as of the Record Date), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement and the related Consent Letter.

Number of Warrants beneficially owned by the undersigned as of the Record Date for which a Consent is to be given*:

*	If no number is provided in this space and this letter of instruction is signed below, the Holder is authorized to deliver a Consent with respect to all Warrants which such Holder held for the undersigned’s account as of the Record Date.

SIGN HERE

Dated:

Signature(s):

Print Name(s):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

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